Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Amended and Restated 2003 Director Stock Option Plan, the 2011 Stock Incentive Plan and the 2002 Employee Stock Purchase Plan of CEVA, Inc. (the “Company”) of our reports dated March 13, 2015, with respect to the Company’s consolidated financial statements for the year ended December 31, 2014 and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 13, 2015.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

August 10, 2015

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